Exhibit 10.5
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
THIS AWARD AGREEMENT is made and entered into as of February 15, 2011 (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                          (“Employee”).
BACKGROUND
A.	The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units and Dividend Equivalents may be granted to employees of the Company and its Subsidiaries and certain other individuals.
B.	The Company desires to grant to Employee Restricted Stock Units and Dividend Equivalents under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.	Grant of Award. Pursuant to action of the Committee which was taken on the Date of Grant, the Company grants to Employee (x,xxx) Restricted Stock Units and Dividend Equivalents based on the dividends declared on the shares of Stock to which such Restricted Stock Units relate.
2.	Award Subject to Plan. This Restricted Stock Unit Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.
3.	Vesting of Restricted Stock Units. The Restricted Stock Units granted pursuant to Section 1 will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on four (4) “Vesting Dates” as follows:
(a)	x,xxx Restricted Stock Units will vest on February 20, 2012;
(b)	x,xxx Restricted Stock Units will vest on February 20, 2013;
(c)	x,xxx Restricted Stock Units will vest on February 20, 2014; and
(d)	The remaining x,xxx Restricted Stock Units will vest on February 20, 2015.
In addition, the Restricted Stock Units will fully vest and (subject to Section 4(a)) no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s Retirement; provided, however, all Restricted Stock Units and the related Dividend Equivalents not vested prior to the date of Employee’s Retirement (and that will vest solely as a result of this provision) will be forfeited and Employee shall not be entitled to receive any payment in connection therewith if Employee’s employment is terminated for Cause regardless of Employee’s Retirement or eligibility for Retirement. For purposes of this Award Agreement, (i) “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan, and (ii) “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its Subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Chief Executive Officer of the Company reflects adversely on the business or reputation of the Company or any of its Subsidiaries or negatively affects any of the Company’s or any of its Subsidiaries’ employees or customers.

For avoidance of doubt, no acceleration of vesting of the Restricted Stock Units will occur on a Change of Control of the Company.
4.	Payment.
(a)	Time and Form of Payment. Subject to the provisions of this Award Agreement and the Plan, when a Restricted Stock Unit vests on one of the Vesting Dates set forth in clauses (a), (b), (c) or (d) of Section 3 above, Employee shall receive in exchange for each Restricted Stock Unit one unrestricted fully transferrable share of Stock. Employee may elect, pursuant to Section 4(b), to receive payment for the Restricted Stock Units payable on any Vesting Date in the form of fully transferrable shares of Stock or 50% cash and 50% in unrestricted fully transferrable shares of Stock. If a Restricted Stock Unit vests prior to the applicable Vesting Date due to Employee’s Retirement, the transfer or payment will be deferred until the applicable Vesting Date. Any cash payment will be based on the Fair Market Value of one share of Stock determined as of the Vesting Date on which the Restricted Stock Unit vests. The transfer or payment shall be made within 90 days of the applicable Vesting Date.
(b)	Election of Form of Payment. Within 75 days after the Date of Grant, Employee must elect to receive payment for Employee’s vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock or 50% in cash and 50% in fully transferrable shares of Stock by completing and returning to the Company the election form attached to this Agreement. In the absence of a timely election by Employee, Employee will receive payment for the vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock.
(c)	Dividend Equivalents. In satisfaction of the Dividend Equivalents Award made pursuant to Section 1, at the time of the Company’s delivery of payment pursuant to Section 4(a), the Company also will deliver to Employee a payment equal to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Restricted Stock Units relate from the Date of Grant to the applicable Vesting Date, plus interest on such amount at the rate of 5 percent compounded quarterly, as determined pursuant to the Plan. Pursuant to the election filed by the Employee pursuant to Section 4(b), payment for the Dividend Equivalents and interest will be made in fully transferrable shares of Stock, or 50% in cash and 50% in fully transferrable shares of Stock. The number of shares of Stock distributed to Employee will be determined by dividing the amount for the Dividend Equivalents and interest allocated to the Stock by the Fair Market Value of one share of Stock as of the applicable Vesting Date. No fractional Stock shall be issued. If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.
(d)	Pension. The value of the shares of Stock distributed upon payment for the Restricted Stock Units and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

5.	Termination of Award. Except as otherwise provided in Section 3 with respect to Employee’s Retirement, in the event of the termination of Employee’s active employment with the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, disability or otherwise, Employee’s right to vest in any additional Restricted Stock Units or Dividend Equivalents under the Plan or this Award Agreement, if any, will terminate. Any unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date that Employee terminates active employment with the Company or any of its Subsidiaries.

6.	Section 409A Compliance.
(a)	Purpose of this Provision. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation” plans and arrangements. Based on regulations issued by the Internal Revenue Service, the Company has concluded that this Award of Restricted Stock Units is subject to Section 409A. As a result, unless the Plan and this Award Agreement are administered to comply with Section 409A and the new rules, Employee will be required to pay an additional twenty percent (20%) tax (in addition to regular income taxes) on the compensation provided by this Award Agreement. In addition, under Section 409A additional interest will be payable.
(b)	Compliance with Section 409A. The Company intends to comply with Section 409A by assuring that all amounts to which Employee becomes entitled hereunder are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(a)(4). As a result, no payment or transfer shall be made to Employee prior to the applicable Vesting Date. The provisions of this Section 6(b) apply to all amounts due pursuant to this Award Agreement.
(c)	Miscellaneous Payment Provisions. If the Company fails to make a payment (including a transfer of Stock), either intentionally or unintentionally, within the period required by Section 4, but the payment is made within the same calendar year, it will be treated as made within the period required by Section 4 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute in payments, payments can be delayed in accordance with Treas. Reg. § 1.409A-3(g).
(d)	Restriction on Acceleration or Further Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Award Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(e)	No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the election described in Section 4(b).
(f)	Compliant Operation and Interpretation. The Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of the Award Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

7.	Tax Withholding. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due prior to the payout of Stock or cash hereunder by check or other arrangement acceptable to the Company. Employee shall pay any and all Taxes due in connection with a payout of Stock or cash hereunder by check or by having the Company withhold cash or shares of Stock from such payout. Within 75 days after the Date of Grant, Employee must elect, on the election form described in Section 4(b), how Employee will satisfy the tax obligations upon a payout. In the absence of a timely election by Employee, Employee’s tax withholding obligation upon a payout will be satisfied through the Company’s withholding of cash or shares of Stock as set forth above.
8.	Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its Subsidiaries.
9.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.
10.	Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. Employee will receive a copy of the Plan and the related Plan Prospectus. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.
11.	Amendment. Except as otherwise provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and Employee.
12.	Choice of Law. This Award Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.
An authorized representative of the Company has signed this Award Agreement as of the Date of Grant.

PINNACLE WEST CAPITAL CORPORATION

By:

Its:

Pinnacle West Capital Corporation
RESTRICTED STOCK UNIT AWARD
ELECTION FORM
(applies to Award Agreement dated 02/15/2011)
INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#
1. PAYMENT ELECTION
In accordance with the terms of the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan and pursuant to Section 4(b) of the Award Agreement, I hereby elect to receive payment for the Restricted Stock Units and Dividend Equivalents that vest on the dates set forth below in the following form (place an “X” in the “Stock” column or in the “50% Cash/50% Stock” column for each of the years and types of Awards set forth below):

Restricted Stock Units and Dividend Equivalents
50% Cash/
Vesting Date	Stock	50% Stock
02/20/2012	☐	☐

02/20/2013	☐	☐

02/20/2014	☐	☐

02/20/2015	☐	☐
2. TAX WITHHOLDING ELECTION
I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock or Stock and cash in exchange for my Restricted Stock Units and Dividend Equivalents in the following form (place an “X” in the “Check” column or in the “Stock/Cash” column):

Check	Withholding

(I will write a check for my taxes that are due and deliver it to the Company within one (1) day of the release date of my Stock or cash payment)	(The Company should withhold shares of my Stock or cash payment to cover my taxes)
☐	☐

To the extent permitted by law, I hereby elect Federal tax withholding of _____ percent (minimum may not be less than 25% and maximum may not exceed 35%)

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE
IMPORTANT NOTE: Please complete and return this Election Form to Jennifer Mellegers at Mail Station 9996 by  _____, 2011.

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